Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts", included in the Proxy Statement of Symmetry Medical Inc. that is made a part of the Registration Statement (Form S-4 ) and Prospectus of Symmetry Surgical Inc. for the registration of 9,694,000 shares of its common stock and to the incorporation by reference therein of our report dated March 10, 2014, with respect to the consolidated financial statements of Symmetry Medical Inc. included in its Annual Report (Form 10-K) for the year ended December 28, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, IN

September 3, 2014